 Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Advaxis, Inc.

We consent to the incorporation by reference in the Registration Statement (No. 333-130080) on Form S-8 of Advaxis, Inc. (a development stage company) of our report dated January 26, 2012, relating to our audit of the financial statements, which appear in this Annual Report on Form 10-K of Advaxis, Inc. (a development stage company) for the year ended October 31, 2011. Our report dated January 26, 2011, relating to the financial statements includes an emphasis paragraph relating to an uncertainity as to the Company ’ s ability to continue as a going concern.

/s/ MCGLADREY & PULLEN, LLP

New York, New York
January 26, 2012